                                 IWC GROUP AGREEMENT


         This AGREEMENT is entered into as of the 18th day of August, 1997 by and among Pakistan Wireless Holdings Limited, a Mauritius company and wholly owned subsidiary of International Wireless Communications, Inc. having its principal offices at 400 South El Camino Real, San Mateo, California, 94402, U.S.A. ("IWC"), and Vanguard Pakistan, Inc., a Delaware corporation ("Vanguard") having its registered offices at Griffin Corporate Services, Inc., 900 Market Street, 2nd Floor, Wilmington, Delaware 19801, U.S.A (this "Agreement").


                                W I T N E S S E T H :


         WHEREAS, International Wireless Communications Pakistan Limited, a Mauritius company with registered offices at P.O. Box 1130, 3rd Floor, 12 Remy Ollier Street, Port Louis, Mauritius ("IWCPL"), IWC, Vanguard and South Asia Wireless Communications (Mauritius) Limited, a Mauritius company having its principal offices at Suite 2302-03, Nine Queen's Road Central, Hong Kong ("SA Wireless;" together with IWC and Vanguard, the "Shareholders") are parties to that certain Amended and Restated Shareholders' Agreement (the "Shareholders' Agreement") dated as of August 13, 1997, that provides, among other things, for certain matters relating to the transfer of shares of IWCPL (the "IWCPL Shares") and the management and operation of IWCPL; and

         WHEREAS, in order to induce the Shareholders to enter into the Shareholders' Agreement, IWC and Vanguard have agreed to enter into this Agreement to provide for certain matters relating to the exercise of rights and performance of duties of IWC and Vanguard under the Shareholders' Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;

         THE PARTIES AGREE AS FOLLOWS:

         1.   DEFINITIONS.

         1.1  APPRAISED FAIR MARKET VALUE:  The amount determined pursuant to
Section 3.3 hereof.

         1.2  BANKRUPTCY EVENT:

              (a) An order, judgment, decree or injunction is entered against International Wireless Communications Holdings, Inc., a Delaware corporation and the parent corporation of IWC ("IWCH"), requiring the dissolution or split up of IWCH or preventing IWCH from conducting all or any material part of its business, and such order, judgment, decree or injunction remains undischarged or unstayed for more than sixty (60) consecutive days;

              (b) A proceeding is instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of IWCH in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of IWCH or for any substantial part of the property of IWCH, or for the winding-up or liquidation of its affairs, and such proceeding remains undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court enters a decree or order granting the relief sought in such proceeding; or

              (c) IWCH commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of IWCH or for any substantial part of the property of IWCH, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action in furtherance of any of the foregoing.

         1.3  IWC GROUP:  Vanguard and IWC, together as a single group.

         1.4 PRO RATA SHARE: For IWC and Vanguard means a fraction the numerator of which is the number of IWCPL Shares owned by IWC or Vanguard, as the case may be, and the denominator of which is the total number of IWCPL Shares owned by IWC and Vanguard.

         1.5 CAPITALIZED TERMS: Capitalized terms not otherwise defined herein shall have the meanings given to them in the Shareholders' Agreement.

         2. EXERCISE OF RIGHTS AND DISCHARGE OF DUTIES OF IWC GROUP UNDER THE SHAREHOLDERS' AGREEMENT.

         2.1  RIGHT OF FIRST REFUSAL; RIGHT OF FIRST OFFER.

              (a) IWC and Vanguard shall each have the right to purchase a Pro Rata Share of the number of Securities that may be purchased by the IWC Group upon exercise of the Right of First Refusal (including any Remaining Offered Securities), provided that if IWC or Vanguard has not exercised its right to purchase its Pro Rata Share of the Securities subject to the Right of First Refusal in full within four (4) days before the expiration of the Notice Period or two (2) days before the expiration of the Last Chance Period, as the case may be, the unexercised portion of such right may be exercised by Vanguard or IWC, as the case may be.

              (b) IWC and Vanguard shall each have the right to purchase a Pro Rata Share of the number of New Securities that may be purchased by the IWC Group upon exercise of the Right of First Offer (including any New Securities that IWC Group is entitled to purchase pursuant to Section 4(c) of the Shareholders' Agreement), provided that if IWC or Vanguard has not exercised its right to purchase its Pro Rata Share of the Securities subject to the Right of First Offer in full within five (5) days before expiration of the twenty eight
(28) day periods specified
in Sections 4(b) and (c) of the Shareholders' Agreement, the unexercised portion of such right may be exercised by Vanguard or IWC, as the case may be.

         2.2 IWC OPTION. The IWC Option may be exercised at any time during the IWC Option Period by IWC, provided that

              (a) if IWC does not plan to exercise the IWC Option, it shall promptly notify Vanguard of its decision and Vanguard may exercise the IWC Option in accordance with the Shareholders' Agreement; and

              (b) if IWC does not exercise the IWC Option by December 15, 1998, Vanguard may elect to exercise the IWC Option by notifying IWC at least five (5) days before the exercise date.

         2.3 SECOND OPTION. Either IWC or Vanguard may exercise the Second Option. IWC may purchase any or all of the Second Option Shares, provided that if IWC does not notify Vanguard that it plans to purchase all of the Second Option Shares at least two (2) Business Days before the purchase date, Vanguard may purchase the Second Option Shares not purchased by IWC.

         2.4 TRANSFER OF CONSORTIUM INTEREST TO SA WIRELESS. IWC and Vanguard shall each transfer to SA Wireless a Pro Rata Share of any equity interest in a consortium required to be transferred to SA Wireless pursuant to Section 6.8 of the Shareholders' Agreement.

         2.5 CAPITAL CONTRIBUTIONS. IWC and Vanguard shall each contribute or make a Pro Rata Share of any capital contributions or shareholder loans to IWCPL required pursuant to Sections 8.1(a) or (b) of the Shareholders' Agreement, provided that if either IWC or Vanguard does not intend to make its Pro Rata Share of such capital contributions or loans, it shall so notify the other party within four (4) Business Days before the expiration of the twenty (20) Business Day period referred to in Section 8.2(a) of the Shareholders' Agreement, then Vanguard or IWC, respectively, may

              (a) in the case of a capital contribution, contribute the portion of the capital contribution not contributed by the other party and purchase any Shares offered by IWCPL in exchange therefor; and

              (b) in the case of a shareholder loan, make the portion of the shareholder loan not made by the other party and purchase the note or other evidence of indebtedness offered by IWCPL in exchange therefor.

         2.6 OMNIBUS. Without limiting the foregoing, either party hereto may take any appropriate or necessary action to prevent a breach of the Shareholders' Agreement by the IWC Group or the other party.

         3.   BANKRUPTCY OPTION.

         3.1 BANKRUPTCY NOTICE. If at any time there occurs a Bankruptcy Event, then IWC shall give Vanguard written notice of the Bankruptcy Event (the "Bankruptcy Notice"), which Bankruptcy Notice shall include a summary of the details of the Bankruptcy Event.

         3.2  VANGUARD'S OPTION.

              (a) Vanguard shall have an option for a period of thirty (30) days from receipt of the Bankruptcy Notice to elect to purchase the IWCPL Shares held by IWC (i) in the event that any Notes (as such term is defined in the Loan Agreement dated August 18, 1997 between IWC and the Lenders specified therein) remain outstanding, at a price equal to the greater of (A) the outstanding principal amount of and unpaid interest on the Notes (the "Note Price") and (B) the Appraised Fair Market Value, or (ii) in the event that the Notes no longer remain outstanding, at a price equal to the Appraised Fair Market Value. Vanguard may exercise such purchase option and, thereby, purchase all the IWCPL Shares by notifying IWC in writing before expiration of such thirty (30) day period as to whether it wishes to purchase the IWCPL Shares for the Note Price or Appraised Fair Market Value, as the case may be. If Vanguard gives IWC notice (the "Purchase Notice") that it desires to purchase such shares, then payment for the IWCPL Shares shall be by check or wire transfer, against delivery of the IWCPL Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after Vanguard's receipt of the Bankruptcy Notice; or

              (b) In the event Vanguard does not elect to exercise the option granted in Section 3.2(a)(i) above, it shall have a right of first offer to purchase all or any portion of the IWCPL Shares held by IWC (the "Vanguard Right of First Offer") that IWC may from time to time propose to sell, and the provisions of this Section 3.2(b) shall apply to such sales.

                   (i) In the event that IWC proposes to undertake a sale of IWCPL Shares, IWC shall give written notice (the "IWC Notice") of its intention to so sell such IWCPL Shares to Vanguard. The IWC Notice shall include number of such IWCPL Shares that are proposed to be sold.

                   (ii) Vanguard shall have thirty (30) days after the receipt of the IWC Notice to offer to purchase all (but not less than all) of such IWCPL Shares by giving written notice to IWC and stating therein the price and other general terms upon which Vanguard offers to purchase such IWCPL Shares (the "Vanguard Notice").

                   (iii) If Vanguard waives or fails to exercise the Vanguard Right of First Offer set forth in Sections 3.2(b)(i) and (ii) within the above-mentioned time periods, then IWC shall have ninety (90) days thereafter to sell all (but not less than all) of the IWCPL Shares specified in the IWC Notice upon any terms and conditions. If Vanguard delivers a Vanguard Notice with respect to all (but not less than all) of the IWCPL Shares specified in the IWC Notice, then IWC shall have ninety (90) days thereafter to sell all (but not less than all) of such IWCPL Shares at a price and upon general terms no more favorable to the any prospective acquirer (each a "Proposed Acquirer") than those specified in the Vanguard Notice. In the event IWC does not sell the IWCPL Shares within either such ninety (90)-day period, IWC shall not thereafter sell such IWCPL Shares without first offering such IWCPL Shares to Vanguard in accordance with this
Section 3.2(b).

                   (iv) The exercise or non-exercise of the Vanguard Right of First Offer hereunder with respect to a sale of IWCPL Shares shall not affect the Vanguard Right of First Offer with respect to subsequent sales of IWCPL Shares.

                   (v) Any Proposed Acquirer to whom IWCPL Shares are sold in accordance with this Section 3.2 shall become a party to and shall be bound by the restrictions on transfer and the other restrictions and obligations set forth in this Agreement (other than those set forth in this Section 3, which shall not apply to any Proposed Acquirer) to the same extent and with the same force and effect as if such person were an original signatory hereto. Each Proposed Acquirer shall, as a condition to purchasing such IWCPL Shares, execute a Deed of Adherence substantially in the form attached as an exhibit to the Shareholders' Agreement upon or before the consummation of the sale of such IWCPL Shares.

         3.3 VALUATION OF IWCPL SHARES. Within ten (10) business days of the date the Purchase Notice is received by IWC, an appraiser (the "Appraiser"), which shall be an internationally recognized investment banking firm that has not had a substantial relationship with any of the parties hereto or any of their respective Affiliates in the immediately preceding five (5) years, shall be selected in the following manner to determine the fair market value of the IWCPL Shares. Vanguard, on the one hand, and IWC, on the other hand, shall each select an investment banking firm and the investment banking firms so selected shall designate the Appraiser; provided that if either Vanguard or IWC shall fail to select an investment banking firm within such ten (10) business day period, then the appraisal shall be conducted by the investment banking firm that is so selected. The Appraiser shall be instructed to make its determination and to deliver its report within twenty (20) business days of its appointment. The fees and expenses of the Appraiser shall be borne by Vanguard. The Appraiser shall act as an expert and not an arbitrator, and the determination of the Appraiser shall be final and binding on all parties.

         4.   RECIPROCAL RIGHTS OF CO-SALE.

              (a) In the event that either Vanguard or IWC elects to transfer or sell any portion of IWCPL Shares held by such entity, then the party electing to sell or transfer such shares (the "Selling Holder") shall send written notice (the "Transfer Notice") to the non-selling party (the "Holder"). The Transfer Notice shall include (i) the number of IWCPL Shares to be transferred ("Offered Shares"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed transfer is to be made. Within thirty
(30) days after receipt of the Transfer Notice, the Holder shall have the right to participate in such sale of IWCPL Shares on the same terms and conditions as specified in the Transfer Notice. Such Holder's notice to the Selling Holder shall indicate the number of IWCPL Shares the Holder wishes to sell under its right to participate.

              (b) The Holder may sell all or any part of that number of IWCPL Shares equal to the product obtained by multiplying (i) the aggregate number of IWCPL Shares covered by the Transfer Notice by (ii) a fraction, the numerator of which is the number of IWCPL Shares (including any such shares issuable upon conversion or exercise or convertible or exercisable securities) owned by the Holder on the date of the Transfer Notice and the denominator of which is the total number of IWCPL Shares owned by the Selling Holder and the Holder on the date of the Transfer Notice.

              (c) The Holder shall effect its participation in the sale by promptly delivering to the Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent:

                   (i) the type and number of IWCPL Shares which such Holder elects to sell; or

                   (ii) that number of convertible securities which are at such time convertible into the number of IWCPL Shares which such Holder elects to sell; provided, however, that if the prospective third-party purchaser objects to the delivery of such convertible securities in lieu of IWCPL Shares, such Holder shall convert such convertible securities into IWCPL Shares and deliver IWCPL Shares as provided in this Section 4.

              (d) The stock certificate or certificates that the Holder delivers to the Selling Holder pursuant to Section 4(c) shall be transferred to the prospective purchaser in consummation of the sale of the IWCPL Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Holder shall concurrently therewith remit to the Holder that portion of the sale proceeds to which the Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Holder exercising its rights of co-sale hereunder, the Selling Holder shall not sell to such prospective purchaser or purchasers any IWCPL Shares unless and until, simultaneously with such sale, the Selling Holder shall purchase such shares or other securities from the Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

              (e) To the extent that the Holder has not exercised its rights to participate in the sale of the IWCPL Shares within the time periods specified in this Section 4, the Selling Holder shall have a period of ninety (90) days from the expiration of such rights in which to sell the IWCPL Shares specified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the IWCPL Shares free and clear of subsequent co-sale rights under this Agreement. In the event Selling Holder does not consummate the sale or disposition of the IWCPL Shares specified in the Transfer Notice within the ninety (90) day period from the expiration of these rights, the Holder's co-sale rights shall continue to be applicable to any subsequent disposition of the IWCPL Shares by the Selling Holder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Holder under this Section 4 to participate in sales of IWCPL Shares by the Selling Holder shall not adversely affect their rights to subsequently participate in sales of IWCPL Shares by the Selling Holder.


              (f) Notwithstanding the provisions of this Section 4, either Vanguard or IWC may sell or otherwise assign, with or without consideration, IWCPL Shares to an

Affiliate of it, provided that each such transferee or assignee, prior to the completion of the sale, transfer, or assignment shall have executed documents assuming the obligations of the party transferring or assigning such IWCPL Shares under this Agreement with respect to the transferred securities.

              (g) In the event the Selling Holder should sell any IWCPL Shares in contravention of the co-sale rights of the Holder under this Section 4 (a "Prohibited Transfer"), the Holder, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and the Selling Holder shall be bound by the applicable provisions of such option.

              (h) In the event of a Prohibited Transfer, the Holder shall have the right to sell to the Selling Holder the number of IWCPL Shares equal to the number of shares such Holder would have been entitled to transfer to the third-party transferee(s) under this Section 4 had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

                   (i) The price per share at which the shares are to be sold to the Selling Holder shall be equal to the price per share paid by the third-party transferee(s) to the Selling Holder in the Prohibited Transfer. The Selling Holder shall also reimburse the Holder for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Holder's rights under this Section 4.

                   (ii) Within ninety (90) days after the later of the dates on which the Holder (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, the Holder shall, if exercising the option created hereby, deliver to the Selling Holder the certificate or certificates representing shares to be sold, each certificate to be properly endorsed for transfer.

                   (iii) The Selling Holder shall, upon receipt of the certificate or certificates for the shares to be sold by the Holder, pursuant to this Section 4, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 4(h)(i), in cash or by other means acceptable to the Holder.

                   (iv) Notwithstanding the foregoing, any attempt by the Selling Holder to transfer IWCPL Shares in violation of this Section 4 shall be void.

              (i) The co-sale rights of IWC and Vanguard under this Section 4 shall not apply to Transfers to Affiliates permitted by Section 3.3 of the Shareholders' Agreement but shall be subject to Section 3.4 of the Shareholders' Agreement.

         5. ASSIGNMENTS AND TRANSFERS; NO THIRD PARTY BENEFICIARIES. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The rights of the parties hereunder are only assignable (i) to an Affiliate of such Holder or (ii) to an assignee or transferee who acquires all of the IWCPL Shares owned by either Vanguard or IWC, as the case may be.

         6. LEGEND. Each existing or replacement certificate for IWCPL Shares now owned or hereafter acquired by Vanguard and IWC, or their respective permitted assigns, shall bear the following legend upon its face:

         "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AGREEMENT BY AND BETWEEN THE SHAREHOLDER, THE COMPANY AND CERTAIN HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

         7. EFFECT OF CHANGE IN IWCPL'S CAPITAL STRUCTURE. Appropriate adjustments shall be made in the number and class of shares in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or like change in the capital structure of IWCPL.

         8. VOTING TRUST. Vanguard agrees to enter into the Voting Trust Agreement attached hereto as EXHIBIT A upon the closing of the sale of IWCPL Shares to Vanguard and IWC.

         9. REIMBURSEMENT OF EXPENSES. Vanguard and IWC each hereby agree to pay their respective pro-rata share of all out-of-pocket expenses incurred by IWC (or an Affiliate thereof), Vanguard and the Asian Infrastructure Fund ("AIF") in connection with the purchase of ordinary shares of Pakistan Mobile Communications (Pvt.) Limited ("PMCL") by IWCPL and the purchase of IWCPL Shares by IWC, Vanguard and AIF, including legal fees and expenses, accounting fees, consulting fees, finders fees, due diligence expenses and any similar expenses.

         10. NOTICES. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally, by confirmed facsimile transmission, by courier, or by registered or certified mail, postage prepaid, addressed (i) in the case of any original party to this Agreement at the address of such party as set forth in the signature pages hereto or such other address for such party as shall be designated in writing from time to time by such party; and, (ii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to each of the parties hereto from time to time. Notices that are mailed shall be deemed received five
(5) days after deposit in the mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent. Notices sent by facsimile shall be deemed received upon confirmation of transmission.

         11. FURTHER INSTRUMENTS AND ACTIONS. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each party hereto agrees to cooperate affirmatively with the other parties hereto, to the extent reasonably requested by such parties, to enforce rights and obligations pursuant hereto.

         12. TERM. This Agreement shall terminate upon the earlier of the date that either IWC (or its successors, assigns or legal representatives) or Vanguard (or its successors, assigns or legal representatives ) ceases to own IWCPL Shares.

         13. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes all other agreements between or among any of the parties with respect to the subject matter hereof and cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties to this Agreement.

         14. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Vanguard and IWC. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the parties hereto and their respective successors and assigns.

         15. SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         16. ATTORNEY'S FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         17. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                                            VANGUARD PAKISTAN, INC.



                                            By: /s/ Van E. Snowdon
                                              -------------------------
                                            Name: Van E. Snowdon
                                                -----------------------
                                            Title: Vice President
                                                  ---------------------
                                  Address:
                                          -----------------------------

                                          -----------------------------


                                            PAKISTAN WIRELESS HOLDINGS LIMITED


                                            By:  /s/ Robin Maule
                                              ------------------------
                                            Name: Robin Maule
                                                 ---------------------
                                            Title: Vice President
                                                 ---------------------
                                  Address:
                                          ----------------------------

                                          ----------------------------


Acknowledged by:

INTERNATIONAL WIRELESS
COMMUNICATIONS PAKISTAN LIMITED


By: /s/ Robin Maule
  --------------------------------
Name:  Robin Maule
     -----------------------------
Title: Director
     -----------------------------
Address:
        --------------------------

        --------------------------

                                      EXHIBIT A



                                Voting Trust Agreement

                              VOTING TRUST AGREEMENT

     VOTING TRUST AGREEMENT (the "Agreement"), dated as of August 13, 1997, by and between Vanguard Pakistan, Inc., a Delaware corporation, having its registered offices at Griffin Corporate Services, Inc., 900 Market Street, 2nd Floor, Wilmington, Delaware 19801 U.S.A. ("Vanguard") and the Vice President of Pakistan Wireless Holdings Limited, having its principal offices at 400 South El Camino Real, San Mateo, California 94402 U.S.A. ("IWC") as Trustee (the "Trustee").

                                     RECITALS:

     WHEREAS, Vanguard is a holder of ordinary shares, nominal value US$1.00 each and redeemable preference shares, nominal value US$1.00 each (collectively, the "IWCPL Shares"), of International Wireless Communications Pakistan Limited, a Mauritius company having its registered offices at P.O. Box 1130, 3rd Floor, 12 Remy Ollier Street, Port Louis, Mauritius (the "Company");

     WHEREAS, the Company, IWC, Vanguard and SA Wireless are parties to that certain Amended and Restated Shareholders' Agreement dated as of August __, 1997 (the "Shareholders' Agreement"), providing for certain matters relating to the transfer of the IWCPL Shares and the management and operations of the Company.

     WHEREAS, IWC and Vanguard are parties to that certain IWC Group Agreement dated as of August __, 1997 (the "IWC Group Agreement"), providing for certain matters relating to the exercise of rights and performance of duties of IWC and Vanguard under the Shareholders' Agreement; and

     WHEREAS, to induce certain parties to enter into the Shareholders' Agreement, Vanguard desires to enter into this Agreement; and

     WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Voting Trust Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.  VOTING TRUST CERTIFICATES.

          (a) Upon execution of this Agreement, Vanguard shall deliver to the Trustee all certificates held by Vanguard representing the Shares (as defined herein), and the Trustee shall issue and deliver to Vanguard, a voting trust certificate in substantially the form attached hereto as
SCHEDULE I (a "Voting Trust Certificate"), for the number of Shares owned by Vanguard and transferred to the Trustee pursuant to the terms hereof. The Trustee shall cause such Shares to be transferred to the Trustee on the Company's books. Any Shares acquired by

Vanguard after the date hereof shall be issued to the Trustee, who shall, within five (5) Business Days, issue and deliver to Vanguard, a Voting Trust Certificate for the number of additional Shares so acquired.

          (b) All Voting Trust Certificates will be registered in a register book which will be maintained by the Trustee for that purpose (the "Trust Register"). The Trustee may treat the registered holder of each Voting Trust Certificate as the absolute owner and holder of the Shares evidenced thereby and of all the other rights and interests represented thereby. All transfers of Shares will be recorded by the Trustee in the Trust Register.

          (c) The Trustee shall hold the Shares in trust subject to the terms of this Agreement. The Trustee shall distribute all dividends and other distributions as may be declared on such Shares to the registered holder of such Shares which shall not be distributed but shall remain subject to the terms of this Agreement).

          (d) If a Voting Trust Certificate is lost, stolen, mutilated or destroyed the Trustee will issue a duplicate Voting Trust Certificate upon receipt by the Trustee of evidence satisfactory to it of the loss, theft, mutilation or destruction. The Trustee will also keep correct books of account of all business transactions with respect to the Voting Trust, which books, including the Trust Register, may be inspected by Vanguard, its agents or personal representatives at any time during normal business hours.

     2. TRUSTEE'S POWERS AND DUTIES. During the term of this Agreement, the Trustee shall have the exclusive right to vote all Shares Beneficially Owned (as defined herein) by Vanguard on all matters as to which Vanguard is entitled to vote at a meeting of the shareholders of the Company, or otherwise, or to which Vanguard is entitled to express consent or dissent to corporate action in writing without a meeting. The Trustee shall give Vanguard not less than five (5) Business Days prior written notice of such vote or right to express consent or dissent. The Trustee shall exercise such voting rights as follows:

          (a) The Trustee shall vote at a regular or special meeting of shareholders (or by written consent) the Shares:

               (i)   as directed in writing by the Board of Directors of IWC;
or

               (ii) if not so directed in writing, the Trustee shall not vote such shares and shares shall not be counted for the purpose of determining whether a quorum is present or any percentage of shares of the Company's capital stock is achieved.

The Trustee shall have no authority to sell, encumber or otherwise dispose of any Shares. The Trustee shall have no voting or other rights with respect to any shares of capital stock Beneficially Owned as of the date hereof by Vanguard other than Shares.

     3. EFFECTIVE TRANSFER. Any transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void. Any transferee of any Shares shall have all the rights and shall be subject to all limitations of the transferor under the Voting Trust Certificate and this Agreement.

     4. NO WITHDRAWAL. Vanguard may not withdraw from this Agreement prior to termination of this Agreement pursuant to Section 7 hereof.

     5. REPLACEMENT OR REMOVAL OF TRUSTEE. In the event of the Trustee's dissolution, resignation, removal or inability to act as trustee, IWC shall elect a successor Trustee within 15 days after receiving written notice of such dissolution, resignation, removal or inability to act as trustee. The Trustee may be removed by Vanguard in the event of any material violation by the Trustee of the terms of this Agreement and the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor shall have been selected in the manner provided by this paragraph. Notwithstanding any change in the Trustee, the certificates for Shares standing in the name of the Trustee may be endorsed and transferred to any successor Trustee without the further action of Vanguard or any predecessor Trustee with the same effect as if endorsed and transferred by the Trustee who has ceased to act.

     6. TRUSTEE'S LIABILITY AND INDEMNITY. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission undertaken in good faith in connection with the Trustee's powers and duties under this Agreement, except for the Trustee's own willful misconduct or gross negligence. The Trustee is authorized and empowered to construe this Agreement and its reasonable construction made in good faith shall be conclusive and binding upon Vanguard. The Trustee shall not be liable for acting on any legal advice or on any notice, request or instruction or other document believed by the Trustee to be genuine and to have been signed by the proper party or parties.

     7. TERM. This Agreement shall terminate and be of no further force or effect upon the occurrence of any of the following events: (a) either IWC or Vanguard is no longer the Beneficial Owner of any Shares or (b) the parties hereto agree to terminate this Agreement.

     As soon as practicable after the termination of this Agreement, the Trustee shall deliver to Vanguard share certificates or securities representing the number of Shares or other securities in respect of which Voting Trust Certificates are then outstanding, upon the surrender of such Voting Trust Certificates properly endorsed and upon payment by the persons entitled to receive such share certificates or other securities of a sum sufficient to cover any tax or governmental charge in respect of the transfer or delivery of such certificates. If Vanguard cannot be located or fails or refuses to surrender Voting Trust Certificates in exchange for Shares or other securities as aforesaid, the Trustee shall deliver said Shares or other securities to the Company or to any bank or trust company in California for the benefit of the Person or Persons entitled thereto. Upon any such delivery, the Trustee shall be fully acquitted and discharged with respect to said Shares or other securities.

     8. DEFINED TERMS. As used in this Agreement, the following terms have the respective meanings set forth below:

     AFFILIATE: shall mean a Person (other than a subsidiary) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     BENEFICIAL OWNER:  shall have the meaning set forth in Rule 13d-3(a) and
(b) of the Rules and Regulations to the Securities Exchange Act of 1934, as amended; and Beneficially Owned shall have a correlative meaning.

     COMPANY: shall have the meaning set forth in the Recitals; provided, however that if Vanguard and IWC become shareholders in PMCL pursuant to the terms of the Shareholders' Agreement, all references to "Company" in paragraphs 1, 2 and 7 of this Agreement shall mean PMCL.

     PERSON: shall mean an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

     SHARES: shall include (1) all IWCPL Shares currently held or hereafter obtained by Vanguard; (2) any other voting securities of the Company (a) issued by the Company or (b) distributed with respect to any security then subject to this Agreement; and (3) in the event that Vanguard and IWC become shareholders of PMCL pursuant to the terms of the Shareholders' Agreement, all shares in PMCL held or thereafter obtained by Vanguard.

     Capitalized terms not otherwise defined herein shall have the meanings given to them in the Shareholders' Agreement.

     9. REMEDIES. The parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party hereto shall be entitled, in its sole discretion, to apply to any court of competent jurisdiction for specific performance, injunctive relief or such other equitable remedy or remedies as the court may in its discretion order to enforce or prevent any violations of the provisions of this Agreement, in addition to its remedies at law. In respect of any such equitable remedy so sought, the parties hereby waive the requirement of the posting of any bond or the necessity to show irreparable injury on the part of the party seeking such relief.

     10. NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be sent prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given three (3) days after deposit in the mail.

     11. MODIFICATION, AMENDMENT, WAIVER. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties. Any amendment or waiver so effected shall be binding upon the parties hereto. The failure of any party at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the rights of the party thereafter to enforce the provisions of this Agreement in accordance with its terms.

     12. COMPLETE AGREEMENT. This Agreement and the Voting Trust Certificates embody the complete agreement and understanding between and among the parties hereto with respect to the subject matter hereof, and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof.

     13. SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the parties and their respective permitted transferees, successors and assigns.

     14. LEGENDS. Each certificate evidencing Shares shall bear a legend in substantially the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED AS OF AUGUST __, 1997, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

     15. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together will constitute one and the same Agreement.

     16. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

     17. SEVERABILITY. If any one or more of the provisions of this Agreement, as applied to any part or any circumstance, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any one or more of the provisions of this Agreement shall, for any reason, be held to be unenforceable as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to make such provision enforceable to the extent compatible with the then existing applicable law.

     18. TRUSTEE'S EXPENSES. The Trustee shall be reimbursed by IWC for all reasonable out-of-pocket expenses incurred pursuant to this Agreement.

     19. NATURE OF RELATIONSHIP. The Trust created by this Agreement is not intended to be, shall not be deemed to be and shall not be treated as a general partnership, limited partnership, joint venture, corporation joint stock company or association. The relationship of

Vanguard to the Trustee shall be solely that of beneficiary of the Trust created by this Agreement, and its rights and obligations shall be limited to those set forth in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           TRUSTEE:

                           /s/ AARTI C. GURNANI
                           ------------------------------------
                           Aarti C. Gurnani, Trustee
                           Vice President, Pakistan Wireless Holdings Limited
        Address:           c/o International Wireless Communications, Inc.
                           400 S. El Camino Real, Suite 1275
                           San Mateo, CA 94402 U.S.A.


                           VANGUARD PAKISTAN, INC.

                           By:  /s/ VAN E. SNOWDON
                              ---------------------------------

                           Name:  Van E. Snowdon
                                -------------------------------

                           Title:   VP
                                 ------------------------------

        Address:           2002 Pisgah Church Rd
                           ------------------------------------

                           Greensboro, NC
                           ------------------------------------

                           ------------------------------------


Acknowledged by:

INTERNATIONAL WIRELESS COMMUNICATIONS
PAKISTAN LIMITED

                           By:  /s/ ROB MAULE
                              ---------------------------------

                           Name:    R. Maule
                                -------------------------------

                           Title:   Director
                                 ------------------------------

        Address:           APT 35A  BLK3  PACIFIC VIEW
                           ------------------------------------

                           38 TAI TAM RD  HONG KONG
                           ------------------------------------

                           ------------------------------------

PAKISTAN WIRELESS HOLDINGS LIMITED


                           By:  R MAULE
                              ---------------------------------

                           Name:    R. Maule
                                -------------------------------

                           Title:   V. President
                                 ------------------------------

        Address:           APT 35A  BLK3  PACIFIC VIEW
                           ------------------------------------

                           38 TAI TAM RD  HONG KONG
                           ------------------------------------

SCHEDULE I

       THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING AND TRANSFER AS SET FORTH IN THE VOTING TRUST AGREEMENT, DATED AS OF AUGUST __, 1997, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY AND ANY SUCCESSOR THERETO.

     This certifies that Vanguard Pakistan, Inc. ("Vanguard") has deposited or has caused to be deposited __________ ordinary shares, nominal value US$1.00 each and _________ redeemable preferred shares, nominal value
US$1.00 each, of International Wireless Communications Pakistan Limited, a Mauritius company (the "Company"), under a Voting Trust Agreement, dated as of August __, 1997 (the "Voting Trust Agreement"), between the Vice President of Pakistan Wireless Holdings Limited, a Mauritius company as Trustee (the "Trustee") and Vanguard. The Trustee shall possess and be entitled to the exclusive right to vote such shares upon the terms and subject to the conditions stated in the Voting Trust Agreement.

     This Voting Trust Certificate shall be transferable only on the records of the Trustee upon surrender hereof by the registered holder in person or by attorney duly authorized and, until so transferred, the Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary. As a condition precedent to the making of any transfer of this Voting Trust Certificate, the Trustee may require the payment of a sum sufficient to cover the amount of any taxes or other governmental charges incident thereto.

     This Voting Trust Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by the terms and conditions of, the Voting Trust Agreement. The holder of this Voting Trust Certificate, by the acceptance hereof, assents to and agrees to be bound by all the terms and conditions of the Voting Trust Agreement. Copies of the Voting Trust Agreement are on file at the principal office of the Company and at the office of the Trustee.

      Certificates for the number of shares in respect of which this Voting Trust Certificate was issued, or the net proceeds in cash or property of said number of shares at the time of surrender hereof, all as provided in the Voting Trust Agreement, shall be deliverable hereunder upon the termination of the Voting Trust Agreement.

Dated: _______________,_____

                                          __________________________________
                                          Vice President of
                                          Pakistan Wireless Holdings Limited,
                                          as Trustee